Exhibit 16



                     HJ & ASSOCIATES, LLC..
                          (Letterhead)



May 30, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Re:  Strategic Partners, Inc.

We were previously the independent accountants for the Company and on March 20, 2001, we reported on the financial statements of the Company for the years ended December 31, 2000 and 1999, and from inception on September 25, 1998 through December 31, 2000.

We have read item 4 of the Current Report on Form 8-K/A of Strategic Partners, Inc. dated May 29, 2001, and we agree with the statements contained therein as they related to our firm.

Very truly yours,

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Certified Public Accountants